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                                      Exhibit 10(l)


  (LOGO HERE)               PERFORMANCE INCENTIVE PLAN
  --------------------------------------------------------------
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  PLAN DESCRIPTION

  The 1998 PERFORMANCE INCENTIVE PLAN is designed to recognize and reward eligible employees by sharing in the financial achievements of the Company. The program forges a stronger link between pay and Company performance and sharpens the Company's focus on business goals. It provides an opportunity for salaried employees to share in the added value they create by superior group effort. The Plan Year for measuring financial and operational results is calendar year 1998.


  PARTICIPATION

  Employees are eligible to participate in the Plan if they meet all the following criteria:

                           1.  They are a regular full-
     time or part-time salaried employee in an eligible position for 90 days prior to December
     31, 1998.

                           2.  They receive a
     "Proficient" or higher performance appraisal rating.

  FULL AWARD

  In addition to employees who participate in the Plan for a full Plan Year, certain employees, who meet any of the following criteria, will also be eligible for a full award provided they have no other deductible time.

     1.  Employees who receive Accident and Sickness
        Benefits for less than 90 days during the Plan
        Year.

     2. Employees hired, promoted or transferred into an eligible position before April 1, 1998.

     3. Employees called to active military duty during the Plan Year.

  PRORATED AWARDS

  The Plan award will be prorated for certain employees who first meet the basic eligibility requirements above, including:

     1. Employees hired, promoted or transferred into an eligible position during the second or third quarter of the Plan Year.

     2.   Employees whose employment ends due to
        retirement or death during the Plan Year.

     3. Employees who leave the Company due to long-term disability prior to December 31, 1998.

     4. Employees who receive Accident and Sickness benefits for more than 90 days or who are on paid or unpaid leave of absence for any other reason for more than 90 days during the Plan
        Year.

     5.   Part-time employees.  Calculation of
        incentive payments to part-time employees is based upon the standard work schedule and annualized base salary. Awards are calculated on scheduled hours.

  INELIGIBILITY

  The Plan is not available to:

     1. Employees whose employment is terminated during the Plan Year for any reason other than retirement, death, or disability.

     2. Employees on disciplinary probation for any portion of the Plan Year.

     3.   Employees whose job performance during the Plan
         Year is evaluated as "Needs Improvement" or "Unsatisfactory."

     4. Employees not on active status on the date incentive payments are made.

     5. Employees hired, promoted or transferred into an eligible position on or after October 1,1998.

     PLAN AWARD DESCRIPTION

     The 1998 PERFORMANCE INCENTIVE PLAN provides participants with annual incentive pay based upon the attainment of specific Corporate and Business
     Unit financial performance measures. Performance measures are determined using EBITDAAL at Threshold, Target, and Ceiling levels.

     EBITDAAL is defined as earnings before interest, taxes, depreciation, amortization, abandonments, and LIFO accounting adjustments. Awards are dependent upon the achieved level of Corporate and Business Unit performance against these financial objectives, and each employee's' individual award opportunity percentage. The award opportunity percentage that applies is based on an employee's' permanent position and is expressed as a percentage of annualized base salary. No incentive is earned for performance below Threshold


     KEY ELEMENTS

  1. There are two levels of participation within the Plan: Corporate and Business Unit.
      Employees in the Pasadena refinery, Tyler refinery, the Wholesale Sales and Terminals organization and Supply and Transportation organization have been assigned to the Refining
      Business Unit, and they will have a single
      Refining scorecard. Those employees within the organization directed by the Senior Vice
      President, Marketing are in the Marketing
      Business Unit, which will have a single
      Marketing scorecard. The Corporate support staffs and Shared Services staffs play a vital role in the success of both Business Units and the Corporation as a whole. Accordingly, employees in these groups will have their incentive payments based on total Corporate performance as measured by a single Corporate scorecard.

  2. Awards for participants of the Plan at the Business Unit level will be determined 730% by Corporate results and 370% by Business Unit results as measured by each applicable scorecard. NO BONUS POOL IS CREATED AT THE
      CORPORATE OR BUSINESS UNIT LEVEL UNTIL THE
      CORPORATE THRESHOLD EBITDAAL AMOUNT  IS MET.

  3. Awards are paid in the form of a one-time, lump sum cash payment. Interpolation will be used to determine actual awards when performance on any goal falls between Threshold, Target, and Ceiling levels.


  The 1998 Corporate and Business Unit scorecards showing Threshold, Target, and Ceiling EBITDAAL levels are as follows:


  Corporate Scorecard
  -------------------

 Threshold     Target      Ceiling
 $4039         $5048       $652
 million       million     million



  Refining Scorecard
  ------------------
 Threshold     Target      Ceiling
 $27 million   $330        $42
               million     million



  Marketing Scorecard
  -------------------
 Threshold     Target      Ceiling
 $13 million   $178        $233
               million     million


  CALCULATION OF AWARDS

  The individual award opportunity percentage that applies is based on an employee's permanent position and is expressed as a percentage of annualized base salary, exclusive of overtime or any other premium pay, as of December 31, 1998. See the attached Annex for illustrated examples of award calculations.

  INCLUSION OF OVERTIME PAY

  Award payments will be used in determining eligible non-exempt employees equivalent overtime rate of pay for overtime hours worked during the Plan Year. Such incremental overtime payment will be paid as soon as practical after the incentive award payment and is subject to appropriate tax withholding.

  EFFECTS ON BENEFITS

  Award payments will be included in the
  calculation of pension accruals under the Pension Plan. Award payments are not eligible for contribution to the Savings Plans nor will they be included in the calculation of insurance benefits or payments under any other benefit plan.


  TAX TREATMENT OF INCENTIVE PAYMENTS

  All incentive earnings are considered taxable income in the year in which they are paid.
  Appropriate federal, state, and local taxes will be withheld at the rates in effect at the time of payment.


  APPROVALS

     1. Corporate performance measures, targets, and award levels for all officers are subject to approval by the Executive Compensation and Bonus Committee of the Board of Directors.

     2. The Chairman and Chief Executive Officer approves Business Unit performance measures and targets.


     ADJUSTMENTS

     To avoid distortion in the operation of the Plan and to assure the incentive features of the Plan, the Company reserves the right to adjust the level of payment to compensate for or reflect in any extraordinary changes which may have occurred during the Plan Year which significantly alter the basis upon which performance levels were determined.

     ADMINISTRATION, AMENDMENTS, AND TERMINATION

     The Company has the full power, in its sole discretion, to administer and interpret the Plan and to establish rules for its operation.
     The Company may also modify, amend, or
     terminate the Plan at any time without prior notice.

     Nothing contained in this Plan or in any other documents relating to the Plan is intended to confer any right to continue in the employ of the Company, or to constitute a contract, or in any way limit the right of the Company to change an individual's compensation, or to terminate the employment of any person with or without cause.